Exhibit 99.1

Contact:
John L. McManus
President & Chief Executive Officer
Aeolus Pharmaceuticals, Inc.
1-(949) 481-9825

Aeolus Pharmaceuticals Provides Update on Pipeline Development Program

LAGUNA NIGUEL, CA, November 5, 2007 -- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS), announced today an update to its drug development activities.  The Company is currently developing its drug candidates in the following indications; treatment of mustard gas exposure, radiation therapy, Parkinson’s Disease, colitis and Chronic Obstructive Pulmonary Disease.  The Company has teamed with leading academic institutions in these fields including National Jewish Medical and Research Center, the University of Colorado and Duke University, to assist in the development of several of our compounds.

“In partnership, with the NIH and our research partners at National Jewish Medical & Research Center, Duke University and the University of Colorado, we have found a way to leverage our financial resources and broaden and accelerate the research and development work being done on our pipeline of drug candidates”, stated John L. McManus, President and Chief Executive Officer of Aeolus Pharmaceuticals, Inc.  “We are grateful for their support and look forward to the exciting new opportunities that their research continues to create for the Company and its shareholders.”

Specific details about the Company’s drug development activities in our five indications are as follows:

Mustard Gas
In May 2007, the Company announced that its lead compound AEOL 10150 had been chosen for inclusion in a National Institutes of Health (“NIH”) sponsored study to identify potential treatments for mustard gas exposure.  Mustard gas exposure damages the lungs, skin and eyes, and there are currently no effective treatments or antidotes for this chemical weapon.  The first set of studies, conducted at National Jewish Medical & Research Center has been completed and results will be reported shortly.  Design for a second NIH funded study has been completed, and it is expected that this study will be initiated before year-end.  This development program is being funded under the NIH CounterACT Program, and requires no additional research expenditures by the Company, as the safety, toxicity and pharmacology studies believed to be necessary for a filing with the FDA for approval as a bio-defense drug have already been completed.  The Company expects to be able to report results from the second animal efficacy study by the end of the first quarter of 2008.

Radiation Therapy
Given the exciting developments with AEOL 10150 as a potential treatment for mustard gas, the Company postponed moving forward on animal and human studies for the compound in radiation therapy.  It is the Company’s intention to initiate animal studies during 2008 to identify a compound to replace AEOL 10150 in radiation therapy.  Orally bio-available compounds from our pipeline, similar to AEOL 10150 in their ability to neutralize reactive oxygen species, will be the focus of study.

Parkinson’s Disease
Researchers at the University of Colorado are preparing to begin a second study of AEOL 11207 as a potential treatment for Parkinson’s Disease.  AEOL 11207 was previously tested for neuroprotection and oral bio-availability in the mouse MPTP model of Parkinson’s disease. In the first study, AEOL 11207 administered orally protected against MPTP-induced dopamine depletion in the striatum as well as dopaminergic neuronal loss, glutathione depletion, lipid peroxidation, and 3-nitrotyrosine formation in the ventral midbrain.   The objective of the new study is to expand our animal pharmacology with AEOL 11207 and identify a couple of potential back-up compounds. AEOL 11207 has potent anti-inflammatory properties that will be further characterized in the mouse model of Parkinson’s disease.

Colitis
Work recently began to identify the best oral compound from the Company’s 112 series as a potential treatment for Colitis.  The study will compare the oral efficacy of five compounds from the AEOL 112 series in a mouse model of colitis.  Previous studies have demonstrated efficacy for AEOL 11201 in a mouse acetic acid-induced colitis model, and antioxidants have been shown to be protective in the mouse dextran sodium sulfate colitis model – the model used for the current study.

Chronic Obstructive Pulmonary Disease
Previously screening of the pipeline compounds indicated that several compounds had potent lung antioxidant and anti-inflammatory effects. These compounds are now scheduled to be examined for in vivo efficacy in a mouse model of lung emphysema induced by chronic cigarette smoke exposure. Studies are expected to start in January 2008 with results due in late summer 2008.

About Aeolus Pharmaceuticals.
Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation.   AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds. Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

Statements in this presentation that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These statements include, but are not limited to, those related to: the development objectives for the AEOL 10150 compound, the AEOL 11207 compound and the Aeolus pipeline; progress the Company expects to make on its various research, development and business initiatives; the timeline for obtaining regulatory approval for AEOL 10150 in the treatment of mustard gas exposure and whether any regulatory approval will be obtained; the Company’s projected monthly cash burn rate; projected costs for the development of AEOL 10150; the availability for funding from the NIH CounterACT program; whether the Company will receive any other grant funding in the future; the Company’s expectation regarding the regulatory approval process for bio-defense compounds, which are based on non-clinical trials; whether the results from AEOL 11207 animal trials can and will be duplicated in additional trials; whether the results in AEOL 10150 animal trials can and will be duplicated in additional trials; the Company’s revenue goals; and similar statements. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to: the Company’s new and uncertain technologies; risks associated with the Company’s dependence on patents and proprietary rights; risks associated with the Company’s protection and enforcement of its patents and proprietary rights; whether the Company will be able to obtain grant and other funding on favorable terms, or at all; the Company’s ability to enter into and/or maintain collaboration arrangements; the timing, nature and cost of clinical and non-clinical trials; modifications to the anticipated procedure for seeking and obtaining regulatory approval for bio-defense compounds, including AEOL 10150; and whether the Company will achieve levels of revenues and control expenses to meet projected financial performance. Certain of these factors and others are more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended September 30, 2006. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

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